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                                                                    EXHIBIT 99.1

                                                         [METAL MANAGEMENT LOGO]

                                              METAL MANAGEMENT, INC.
                                              500 N. DEARBORN STREET O SUITE 405
                                              CHICAGO, ILLINOIS 60610
                                              www.mtlm.com
                                              NASDAQ:  MTLM

AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700

rlarry@mtlm.com


FOR IMMEDIATE RELEASE
NOVEMBER 29, 2004




METAL MANAGEMENT, INC. ANNOUNCES QUARTERLY DIVIDEND TO STOCKHOLDERS

CHICAGO, IL - NOVEMBER 29, 2004 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, today announced that its Board of Directors has approved a quarterly dividend of 7.5 cents per share of common stock. The record date established by the Board of Directors is December 14, 2004 and the payment date is December 30, 2004.

METAL MANAGEMENT'S COMMENTS

Daniel W. Dienst, Chairman, Chief Executive Officer and President said, "We are pleased to be able to provide a return to our stockholders through the dividend just approved by our Board of Directors. The dividend reflects the Board's assessment of our strong earnings performance in recent fiscal periods and our current outlook for earnings and our solid financial capitalization. The Board currently expects to maintain or increase the cash dividend on our common shares in future periods. This action should not be considered to preclude other capital allocation decisions that may be made prospectively including but not limited to opportunities for growth and expansion of our core business."


About Metal Management, Inc.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.

                                  * * * * * * *

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2004, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: debt covenants that restrict our ability to engage in certain transactions, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, and underfunded defined benefit pension plans.